Microsoft Word 11.0.6568;PROSPECTUS     Pricing Supplement No.: 4439

March 29, 2006                          Filed Pursuant to Rule 424(b)(3)

PROSPECTUS SUPPLEMENT                   Dated September 18, 2006

March 29, 2006                          Registration Statement No. 333-132807

                      GENERAL ELECTRIC CAPITAL CORPORATION

                       GLOBAL MEDIUM-TERM NOTES, SERIES A

                              (FLOATING RATE NOTES)

ISSUER:                                General Electric Capital Corporation

RATINGS:                               Aaa/AAA

TRADE DATE/PRICING EFFECTIVE TIME:     September 18, 2006

SETTLEMENT DATE (ORIGINAL ISSUE        September 21, 2006

DATE):

MATURITY DATE:                         October 21, 2010

PRINCIPAL AMOUNT:                      US$275,000,000

PRICE TO PUBLIC (ISSUE PRICE):         100.159%

AGENTS COMMISSION:                     0.20%

ALL-IN PRICE:                          99.959%

ACCRUED INTEREST:                      US$2,661,694.44

NET PROCEEDS TO ISSUER:                US$277,548,944.44

                                       (which includes accrued interest)

INTEREST RATE BASIS                    LIBOR, as determined by LIBOR Telerate

(BENCHMARK):

INDEX CURRENCY:                        U.S. Dollars

SPREAD (PLUS OR MINUS):                Plus 0.10%

INDEX MATURITY:                        Three Months

INDEX PAYMENT PERIOD:                  Quarterly

INTEREST PAYMENT DATES:                Quarterly on each January 21, April 21,
                                       July 21, and October 21 of each year,
                                       commencing October 21, 2006 and ending on the Maturity Date

INITIAL INTEREST RATE:                 To be determined two London Business Days
                                       prior to each Interest Reset Date

INTEREST RESET PERIODS                 Quarterly on each Interest Payment Date
AND DATES:

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                                           Page 2

                                           Dated September 18, 2006

                                           Filed Pursuant to Rule 424(b)(3)

                                           Registration Statement No. 333-132807



INTEREST DETERMINATION DATES:          Quarterly, two London Business Days prior
                                       to each Interest Reset Date

DAY COUNT CONVENTION:                  Actual/360

DENOMINATIONS:                         Minimum of $1,000 with increments of
                                       $1,000 thereafter.

CALL DATES (IF ANY):                   N/A

CALL NOTICE PERIOD:                    N/A

PUT DATES (IF ANY):                    N/A

PUT NOTICE PERIOD:                     N/A

CUSIP:                                 36962GS70

ISIN:                                  US36962GS701

COMMON CODE:                           023355582

ADDITIONAL INFORMATION:

Reopening of Issue
------------------

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issues of US$1,000,000,000, US$150,000,000 and US$300,000,000 principal amount of Floating Rate Notes due October 21, 2010 as described in the Issuers pricing supplements numbered 4240, 4406 and 4436, respectively and dated October 18, 2005, August 3, 2006 and September 13, 2006, respectively.

PLAN OF DISTRIBUTION:

The Notes are being purchased by Morgan Stanley & Co. Incorporated. and Citigroup Capital Markets Inc. (collectively, the "Underwriters"), as principal, at 100.159% of the aggregate principal amount less an underwriting discount equal to 0.20% of the principal amount of the Notes.

Institution                                     Commitment

LEAD MANAGERS:

Morgan Stanley & Co. Incorporated               $175,000,000
Citigroup Capital Markets Inc.                  $100,000,000
Total                                           $275,000,000
                                                ------------

THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

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                                           Page 3

                                           Dated September 18, 2006

                                           Filed Pursuant to Rule 424(b)(3)

                                           Registration Statement No. 333-132807

ADDITIONAL INFORMATION:

At June 30, 2006, the Company had outstanding indebtedness totaling $382.374 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2006, excluding subordinated notes payable after one year, was equal to $379.581 billion.

Consolidated Ratio of Earnings to Fixed Charges
-----------------------------------------------

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

              Year Ended December 31,              Six Months ended
              ----------------------               June 30,

2001     2002     2003     2004     2005     2006
----     ----     ----     ----     ----     ----

1.56     1.62     1.71     1.82     1.66     1.62

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.